Exhibit 99.1

For Immediate Release

Contact: Kenneth D. Gibbons

(802) 888-6600

ubexec@unionbankvt.com

www.unionbankvt.com

Union Bankshares Announces Third Quarter Ended September 30, 2010

Earnings, Quarterly Dividend Payment and Change in Corporate Secretary

Morrisville, Vermont, October 20, 2010 – Union Bankshares, Inc. (NASDAQ – UNB) today announced results for the third quarter of 2010. Net Income was $1.46 million or $0.32 per share compared to $1.44 million or $0.32 per share for 2009. Quarterly results reflect an increase in net interest income of $127 thousand, or 2.8%, a $116 thousand, or 7.7%, increase in noninterest income, and a reduction of $63 thousand in net expenses related to Other Real Estate Owned. These positive items were partially offset by a $58 thousand increase in personnel and benefit costs which is partially due to the opening of a new Loan Center in South Burlington, Vermont, in August 2010 as well as a $125 thousand increase in the loan loss provision due mainly to the growth and composition of the loan portfolio.

The Company had total capital of $42.5 million with a book value per share of $9.54 as of September 30, 2010 compared to $40.3 million at September 30, 2009 with a book value per share of $9.02. Year to date earnings increased $259 thousand or 6.6% over the same period last year.

A quarterly cash dividend of $0.25 per share was declared on October 20, 2010, to shareholders of record October 30, 2010, payable November 10, 2010.

The Company is saddened to report the sudden passing in September of long-time Director Franklin G. Hovey II from Danville, Vermont. Franklin had been a director of the Company or a subsidiary since 1981 and Secretary of the Corporation since May 2010. Frank’s insight, humor and directness will be missed by all. On October 6, 2010, the Company announced the appointment of Director John H. Steel as Corporate Secretary.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, a full service bank offering deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of September 30, 2010, the Company had $451 million in consolidated assets, $377 million in consolidated deposits and operates 13 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan center in South Burlington, Vermont.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.